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                                                                     EXHIBIT 2.3



                                                     S&C Draft of April 20, 1999



                          AGREEMENT AND PLAN OF MERGER



                  AGREEMENT AND PLAN OF MERGER, dated as of May __, 1999, pursuant to Section 263 of the General Corporation Law of the State of Delaware and Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, between THE GOLDMAN SACHS GROUP, INC., a Delaware corporation ("GS Inc."), and THE GOLDMAN SACHS GROUP, L.P., a Delaware limited partnership (the "Merging Entity").
                  WITNESSETH that:


                  WHEREAS, prior to the effectiveness of the Merger, GS Inc. shall have acquired all of the partnership interests in the Merging Entity including all of the interests in profits and capital of the Merging
Entity; and


                  WHEREAS, each of the parties hereto desires that the Merging Entity merge (the "Merger") with and into GS Inc. as hereinafter specified with GS Inc. being the surviving corporation;

                  NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

                  FIRST: At the Effective Time (as hereinafter defined), the Merging Entity shall be merged with and into GS Inc., with GS Inc. being the surviving entity.
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                  SECOND: At the Effective Time, GS Inc. shall own all of the partnership interests in the Merging Entity and shall be the only partner in the Merging Entity other than GS Transitory LLC (which shall be a limited partner in the Merging Entity without any partnership interest in the Merging Entity including no interest in profits or capital of the Merging Entity), all of the limited liability company interests in which are owned by GS Inc. and which will be simultaneously merged with and into GS Inc.



                  THIRD: At the Effective Time, all of the partnership interests of the Merging Entity will be canceled. GS Transitory LLC shall receive no consideration in connection with the Merger. The shares of common stock of GS Inc., par value $0.01 per share ("GS Inc. Common Stock"), that are issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, except that shares of GS Inc. Common Stock owned by the Merging Entity immediately prior to the Effective Time shall be canceled.


                  FOURTH: The terms and conditions of the Merger are as follows:

                  (a) the separate existence of the Merging Entity shall cease, and GS Inc. shall possess all the rights, privileges, powers and franchises of the Merging Entity, of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties of the Merging Entity;

                  (b) all property of the Merging Entity, real, personal and mixed, all debts due to the Merging Entity on whatever account and all other things in action or belonging to the Merging Entity shall be vested in GS Inc.;

                  (c) the title to any real estate vested by deed or otherwise in the Merging Entity shall not revert or be in any way impaired, but all rights of creditors therein and all liens thereon shall be preserved unimpaired;

                  (d) all debts, liabilities, duties and other obligations of the Merging Entity under any and all indentures, loan agreements, revolving credit agreements, liquidity agreements, letters of credit and reimbursement agreements, notes, guarantees or other agreements or instruments to which the Merging Entity is a party or by which it is bound shall attach to GS Inc. and may be enforced against


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         GS Inc. to the same extent as if said debts, liabilities and duties had been incurred or contracted by GS Inc.;

                  (e) GS Inc. expressly assumes all debts, liabilities, duties and other obligations of the Merging Entity under any and all indentures, loan agreements, revolving credit agreements, liquidity agreements, letters of credit and reimbursement agreements, notes, guarantees or other agreements or instruments to which the Merging Entity is a party or by which it is bound; and

                  (f) any claim existing or action or proceeding pending by or against the Merging Entity may be prosecuted as if the Merger had not taken place, or GS Inc. may be proceeded against or substituted in place of the Merging Entity.

                  FIFTH: The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties may agree and as shall be stated in the Certificate of Merger (the "Effective Time").

                  SIXTH: The certificate of incorporation and by-laws of GS Inc., as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the surviving corporation. The directors of GS Inc. immediately prior to the Effective Time shall be the directors of the surviving corporation.

                  SEVENTH: At any time prior to the Effective Time, this Agreement may be amended, modified or terminated by the Board of Directors of GS Inc. notwithstanding approval by the stockholders or partners of any of the parties hereto.

                  EIGHTH: ALL RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND PLAN OF MERGER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.


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                  IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by the general partner and the Schedule II limited partners of the Merging Entity and resolutions adopted by the Board of Directors of GS Inc., have caused these presents to be executed by each party hereto as the respective act, deed and agreement of each of said parties, as of the date first written above.

                                         THE GOLDMAN SACHS GROUP, L.P.
                                         By:  The Goldman Sachs Group, Inc., as
                                         General Partner

                                         By:_______________________________
                                         Name:    Gregory K. Palm
                                         Title:   General Counsel


                                         THE GOLDMAN SACHS GROUP, INC.


                                         By:_______________________________
                                         Name:    Gregory K. Palm
                                         Title:   General Counsel


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By his signature below, the undersigned certifies that no shares of stock of The
Goldman Sachs Group, Inc. were issued prior to the adoption by the Board of Directors of The Goldman Sachs Group, Inc. of the resolution approving the Agreement and Plan of Merger.


                                        ----------------------------------
                                        Name:    James B. McHugh
                                        Title:   Assistant Secretary


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